Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940

We, as members of management of Putnam Fiduciary Trust Company on behalf of The Putnam Funds (the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of August 27, 1999 and from June 25, 1999 through August 27, 1999.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of August 27, 1999 and from June 25, 1999 through August 27, 1999, with respect to securities reflected in the investment accounts of the Funds.


Putnam Fiduciary Trust Company


By:
     George Crane
     Senior Vice President


     March 10, 2000